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                                                                Exhibit 23(d)(4)


                      ADDENDUM NO. 2 TO ADVISORY AGREEMENT


     This Addendum No. 2, dated as of the 15th day of December, 2000, among COMMERCE BANK, N.A., with its principal offices and places of business in St. Louis, Missouri and Kansas City, Missouri, and THE COMMERCE FUNDS, a Delaware business trust having its principal office and place of business at 4900 Sears Tower, Chicago, Illinois (the "Trust");

          WHEREAS, the Trust and the Advisor have entered into an Advisory Agreement dated as of December 1, 1994, as amended, (the "Advisory Agreement"), pursuant to which the Trust appointed the Advisor to act as investment adviser to the Trust for its Short-Term Government Fund, Bond Fund, Balanced Fund, Growth Fund, International Equity Fund, MidCap Growth Fund, Value Fund, National Tax-Free Intermediate Bond Fund and Missouri Tax-Free Intermediate Bond Fund,(each a "Fund");

          WHEREAS, the Trust has notified the Advisor that it has established a Core Equity Fund and Kansas Tax-Free Intermediate Bond Fund and that it desires to retain the Advisor to act as the investment adviser therefor, and the Advisor has notified the Trust that it is willing to serve as investment adviser for the Core Equity Fund and Kansas Tax-Free Intermediate Bond Fund;

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.   Appointment.  The Trust hereby appoints the Advisor to act as
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investment adviser to the Trust for the Core Equity Fund and Kansas Tax-Free
Intermediate Bond Fund for the period and on the terms set forth in the Advisory Agreement. The Advisor hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

          2.   Compensation.  For the services provided and the expenses
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assumed pursuant to the Advisory Agreement with respect to the Core Equity Fund and Kansas Tax-Free Intermediate Bond Fund, the Trust will pay the Advisor and the Advisor will accept as full compensation therefor fees, computed daily and paid monthly, based on the net assets of the Core Equity Fund and Kansas Tax-Free Intermediate Bond Fund, considered at the following annual rate: 0 .75% of the Core Equity Fund's average daily net assets and 0.50% of the Kansas Tax-Free Intermediate Bond Fund's average daily net assets.

          3.   Capitalized Terms.  From and after the date hereof, the term
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"Fund" as used in the Advisory Agreement shall be deemed to include the Core
Equity Fund and Kansas Tax-Free Intermediate Bond Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.
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          4.   Miscellaneous.  Except to the extent supplemented hereby, the
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Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                             THE COMMERCE FUNDS


                                             By:  /s/ William R. Schuetter
                                                  ----------------------------
                                                  William R. Schuetter
                                                  Vice President


                                             COMMERCE BANK, N.A.


                                             By:  /s/ Larry E. Franklin
                                                  ----------------------------
                                                  Larry E. Franklin
                                                  Vice President

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